CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of US Treasury 10 Year Note ETF, US Treasury 2 Year Note ETF and US Treasury 3 Month Bill ETF, each a series of RBB Fund, Inc., for the period ended August 31, 2022, and to the references to our firm in this Registration Statement on Form N-1A of US Treasury 30 Year Bond ETF, US Treasury 20 Year Bond ETF, US Treasury 7 Year Note ETF, US Treasury 5 Year Note ETF, US Treasury 3 Year Note ETF, US Treasury 12 Month Bill ETF, and US Treasury 6 Month Bill ETF, each a series of RBB Fund, Inc., under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Information”, “General Information” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 22, 2022